Exhibit 10.1
CANCELLATION AND TERMINATION OF
ROYALTY AGREEMENT

1.
Cancellation of Royalty Agreement. The undersigned parties, Sunovia Energy Technologies, Inc., a Nevada corporation (“Sunovia”), and Carl L. Smith, III, (“Smith”) on behalf of himself and Sparx, Inc., and its successors and assigns hereby cancel and terminate that certain Royalty Agreement dated as of December 20, 2005 by and between Sparx, Inc., and Sologic, Inc. and (the “Royalty Agreement”). By their signature hereon each of the parties acknowledge and agree that all amounts due as royalty payments or other payments under the Royalty Agreement have been previously paid and that no further payments shall be due or shall be made by Sunovia hereunder.

2.
Acknowledgement of Payments Previously Made. Smith hereby acknowledges that payments have been made previously under the Royalty Agreement and represents and warrants to Sunovia that no amounts are due to any third parties under the Royalty Agreement. Smith agrees to hold Sunovia and its affiliates harmless from and against any claims by third parties for amounts due to them under the Royalty Agreement.

3.	Miscellaneous. This Agreement:
a.	is effective as of January 1, 2001;
b.	shall be governed by and construed in accordance with Florida Law;
c.	may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument;
d.	may be enforced solely in the courts of Sarasota County, Florida; and
e.	may only be amended in writing executed by the parties hereto.

By their signatures below, each of the parties acknowledges that they have the authority to execute this Agreement and that they have received good and valid consideration in connection with the execution of this Agreement.

Sunovia Energy Technologies, Inc. a Nevada corporation

By:	/s/ Arthur Buckland
Arthur Buckland, President and CEO

/s/ Carl L. Smith, III
Carl L. Smith, III